UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN WOODMARK

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3102 Shawnee Drive

Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF

AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Museum of the Shenandoah Valley, 901 Amherst Street, Winchester, Virginia, on Thursday, August 25, 2005, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect eleven directors to serve a one-year term on the Company’s Board of Directors;

2.	To ratify the selection by the Board of Directors of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending April 30, 2006;

3.	To consider and vote upon the Company’s 2005 Non-Employee Directors Stock Option Plan; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company’s common stock at the close of business on June 27, 2005 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

JONATHAN H. WOLK
Secretary

July 14, 2005

AMERICAN WOODMARK CORPORATION

3102 Shawnee Drive

Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

Proxy Solicitation

This Proxy Statement, mailed to shareholders on or about July 15, 2005, is furnished in connection with the solicitation by American Woodmark Corporation (the “Company”) of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on August 25, 2005, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2005 is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company’s officers and other employees, without additional compensation, may solicit proxies by telephone, facsimile, and personal interview. The Company will bear the cost of all solicitation. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

On June 27, 2005, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 16,404,102 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder thereof to one vote.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy, by duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares or, by attending the Annual Meeting and voting in person.

Votes will be tabulated by one or more inspectors of election. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein; for the ratification of KPMG LLP as independent registered public accounting firm of the Company for fiscal year 2006; and for the adoption of the Company’s 2005 Non-Employee Directors Stock Option Plan unless otherwise specified by the shareholder.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

ITEM 1 - ELECTION OF DIRECTORS

The Board, currently comprised of eleven members, has nominated eleven persons for election as directors. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting and until their successors are elected and qualified. Each of the nominees listed below is presently a director of the Company and, with the exception of Mr. Hendrix and Ms. Moerdyk, was elected by shareholders at the last Annual Meeting for a term expiring at the 2005 Annual Meeting.

Although the Company anticipates all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

NOMINEES

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	59	Company Chairman and Executive Officer from 1996 to 2004	1980

Daniel T. Carroll	79	Chairman from 1995 to present of the Carroll Group (a management consulting firm)	1986

James J. Gosa	58	Company Chairman from 2004 to present; Company President and Chief Executive Officer from 1996 to present	1995

Martha M. Dally	54	Chief Customer Officer June 2003 to present; Senior Vice President Business Development, from May 2002 to June 2003, Sara Lee Apparel, Europe; Vice President from August 2001 to May 2002 of Target Customer Business Team; Executive Vice President, Personal Products from 1994 to August 2001 of Sara Lee Corporation (a manufacturer and marketer of consumer products)	1995

Kent B. Guichard	49	Company Executive Vice President from May 2004 to present; Senior Vice President and Chief Financial Officer from 1999 to April 2004; Corporate Secretary from 1997 to February 2005	1997

Kent J. Hussey	59	President and Chief Operating Officer from 1998 to present of Spectrum Brands, Inc. (a manufacturing company – formerly Rayovac); Director, Spectrum Brands, Inc.	1999

James G. Davis	46	President and Chief Executive Officer from June 1979 to present of James G. Davis Construction Corporation (a commercial general contractor)	2002

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
G. Thomas McKane	61	Chairman and Chief Executive Officer from January 2004 to present; President and Chief Executive Officer from May 2000 to January 2004 of A.M. Castle & Company (specialty metal wholesaler); Senior Vice President Emerson Company October 1998 to May 2000; Director, A.M. Castle & Co. and Woodhead Industries, Inc.	2003

Neil P. DeFeo	59	President and Chief Executive Officer from 2004 to present of Playtex (a manufacturer); President and Chief Executive Officer from 1997 to 2003 of Remington Products Company (a manufacturer of small electric appliances); Director, Spectrum Brands, Inc. (a manufacturing company)	2003

Daniel T. Hendrix	50	President and Chief Executive Officer from 2001 to present; Executive Vice President from 2000 to 2001; Chief Financial Officer from 1986 to 2001 of Interface Inc. (a manufacturing company); Director, Interface, Inc. and Global Imaging Systems, Inc. (a technology service company)	2005

Carol B. Moerdyk	55	Senior Vice President, International from 2004 to present; Senior Vice President, Administration, from 2003 to 2004 of OfficeMax Incorporated (formerly Boise Cascade); Senior Vice President, Operations from 1998 to 2003 of Boise Cascade Office Products (a retailer); Director, Libbey, Inc. (a manufacturer)	2005

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding shares of common stock beneficially owned as of June 10, 2005 by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each director and director nominee of the Company, (iii) each named executive officer (as identified in the Compensation of Executive Officers section of this proxy statement under the heading “Summary Compensation Table”), and (iv) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name. The addresses of the shareholders listed below who own more than five percent of the outstanding shares of common stock are: Mr. William F. Brandt, Jr., 145 Creekside Lane, Winchester, VA 22601; Ms. Mary Jo Stout, PO Box 60, Mayville, MI 48744; Royce & Associates, LLC, 1414 Avenue of Americas, New York, NY 10019; and Columbia Wanger Asset Management, LP, 227 West Monroe Street – Suite 3000, Chicago, IL 60606-5016.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
William F. Brandt, Jr. (1)	3,749,491	22.9%
Mary Jo Stout (2)	1,493,072	9.1%
Royce & Associates, LLC (3)	1,317,310	8.0%
Columbia Wanger Asset Management, LP (4)	1,112,000	6.8%
James J. Gosa (5)	633,410	3.9%
David L. Blount (6)	262,510	1.6%
Kent B. Guichard (7)	124,143	*
Ian J. Sole (8)	108,613	*
Daniel T. Carroll (9)	28,523	*
Martha M. Dally (10)	16,599	*
Neil P. DeFeo (11)	10,666	*
Kent J. Hussey (12)	5,999	*
James G. Davis (13)	3,129	*
G. Thomas McKane (14)	2,066	*
Jonathan H. Wolk	1,500	*
Carol B. Moerdyk	—	*
Daniel T. Hendrix	—	*

All directors and executive officers as a group (14 persons) (15)	4,946,649	30.2%

*	Indicates less than 1%.

(1)	Includes 193,600 shares held by Mr. Brandt as trustee for the benefit of his children, 48,888 shares held by the Brandt Family Foundation to which Mr. Brandt has shared voting power and dispositive power, and stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Brandt for 19,520 shares. Excludes 61,952 shares held by Mr. Brandt’s spouse as trustee for the benefit of their children. Mr. Brandt disclaims beneficial ownership of such shares.

(2)	Includes 17,500 shares held by Ms. Stout as trustee for the benefit of her children, 240,064 shares held by her brother as trustee for the benefit of Ms. Stout, and 10,500 shares held by the Holcomb Family Foundation.

(3)	The beneficial ownership information for Royce & Associates, LLC is based upon the Schedule 13F-HR filed with the SEC on May 11, 2005. Royce & Associates, LLC has shared voting and dispositive powers with respect to 1,317,310 shares.

(4)	The beneficial ownership information for Columbia Wanger Asset Management, LP is based upon the Schedule 13F-HR filed with the SEC on April 13, 2005. Columbia Wanger Asset Management, LP has shared voting and dispositive powers with respect to 1,112,000 shares.

(5)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Gosa for 490,000 shares.

(6)	Includes 7,000 shares held by the Windcrest Foundation, Inc., stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Blount for 34,747 shares and 2,200 shares owned by his spouse.

(7)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Guichard for 108,331 shares.

(8)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Sole for 99,998 shares.

(9)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Carroll for 3,999 shares.

(10)	Includes 600 shares held by Ms. Dally as Trustee for the R. Dally Family Trust and stock options exercisable on June 10, 2005 or within 60 days thereafter by Ms. Dally for 3,999 shares.

(11)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. DeFeo for 666 shares.

(12)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Hussey for 3,999 shares.

(13)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. Davis for 1,999 shares.

(14)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter by Mr. McKane for 666 shares.

(15)	Includes stock options exercisable on June 10, 2005 or within 60 days thereafter for an aggregate of 767,924 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities (including common stock), to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file with the SEC.

Based solely upon a review of Forms 3, 4, and 5 (and amendments thereto) furnished to us during or in respect of the fiscal year ended April 30, 2005, we are not aware of any director, executive officer or greater than 10% holder who has not timely filed reports required by Section 16(a) of the Exchange Act during or in respect of such fiscal year, except for the inadvertent late Form 4 reporting by Mr. Davis of a 450 share purchase on 12/07/04; the inadvertent late Form 4 reporting by Mr. Blount of a 10,000 share sale on 2/28/02, and a 5,000 share sale on 3/4/02. Due to an inadvertent administrative error on the Company’s behalf, replacement stock option grants for Mr. Blount, dated 3/30/04 in the amount of 18,789 shares; Mr. Brandt, dated 4/28/04 in the amount of 12,949 shares; and Glenn Eanes, dated 2/27/04 in the amount of 1,200 shares, were not reported timely. All respective transactions have been reported on Form 4.

CERTAIN INFORMATION CONCERNING THE

BOARD OF DIRECTORS AND ITS COMMITTEES

Board Independence

On an annual basis the Board reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. The Board adopted an independence standard which complies with Rule 4200(a)(15) of the NASDAQ corporate governance listing standards and determined that a majority of its directors are independent within the meaning of independence standards as set forth by Rule 4200(a)(15) of the NASDAQ Corporate Governance Listing Standards and with all subsequent requirements as amended. The independent directors are: Mr. Carroll, Ms. Dally, Mr. Davis, Mr. DeFeo, Mr. Hendrix, Mr. Hussey, Mr. McKane, and Ms. Moerdyk.

Communication with the Board of Directors

Any shareholder wishing to contact the Board of Directors, the independent directors as a group, or any individual director may do so in writing by sending a self-addressed, stamped letter to:

Chairman, Nominating and Governance Committee

c/o Corporate Secretary

American Woodmark Corporation

3102 Shawnee Drive

Winchester, Virginia 22601

The Corporate Secretary will review all such written correspondence and forward to the Committee a summary of all correspondence that deals with the functions of the Board or its committees or that the Corporate Secretary otherwise determines requires the attention of the Committee.

The Committee will review and regularly provide the Board of Directors with a summary of the communications received from shareholders and the actions taken or recommended to be taken if it requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to members of the Board and may request copies of any such correspondence.

Board and Committee Meetings

The Board of Directors held five regular meetings during the fiscal year ended April 30, 2005. The Board of Directors has a Compensation Committee, an Audit Committee, and a Nominating and Governance Committee. During fiscal year 2005 all of the Board members attended at least 75% of the total number of Board meetings and meetings of all committees of the Board held during periods which they were members of the Board or such committees. Independent directors meet on a regular basis without the management directors present to discuss a variety of matters regarding the Company’s performance and operations. The Board of Directors believes that attendance at American Woodmark Corporation’s Annual Meeting of Shareholders demonstrates a commitment to the Company, responsibility and accountability to the shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the Annual Meeting of Shareholders. All members of the Board attended last year’s Annual Meeting of Shareholders.

Compensation Committee

The Compensation Committee is composed of Ms. Dally, Mr. Davis, Mr. DeFeo, and Mr. Hendrix. Mr. Davis serves as Chairperson of the Compensation Committee. The Compensation Committee adopted an independence standard which complies with the independence requirements of the NASDAQ corporate governance listing standards. All members have been determined by the Board of Directors to be “independent” and meet the independence requirements of the NASDAQ listing standards. The Compensation Committee determines awards under and administers the Company’s 1996 and 1999 Stock Option Plans for Employees, the

2004 Stock Incentive Plan for Employees, and the Company’s Shareholder Value Plan for Employees. The Committee also reviews the compensation of executive officers of the Company. The Compensation Committee met five times during fiscal year 2005. The Board of Directors has adopted a charter for the Committee which is available at www.americanwoodmark.com.

Audit Committee

The Audit Committee is composed of Mr. Hussey, Mr. Carroll, Mr. McKane, and Ms. Moerdyk. Mr. Hussey serves as the Chairperson of the Audit Committee. All members have been determined by the Board of Directors to be “independent” and meet the Audit Committee independence requirements of the NASDAQ listing standards. At least one member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the SEC. The Board of Directors has determined that all of the current members of the Audit Committee satisfy the requirements of a “financial expert” within the meaning of the SEC rules, and has identified that each member is considered a “financial expert”. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company’s independent registered public accounting firm, the scope of both internal and independent audit procedures, the nature of services to be performed by the independent registered public accounting firm, and the Company’s accounting practices. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A. The Audit Committee met five times during fiscal year 2005.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of Ms. Dally, Mr. Carroll, and Mr. DeFeo. Ms. Dally serves as Chairperson of the Committee. The Nominating and Governance Committee adopted an independence standard which complies with the independence requirements of the NASDAQ corporate governance listing standards. All members have been determined by the Board to be “independent” and meet the independence requirements of the NASDAQ listing standards. The Nominating and Governance Committee is responsible for recruiting and nominating new directors, appointing committees and chairs, reviewing the performance of each director a minimum of once every three years, reviewing the performance of the Board, and exploring ways to improve the effectiveness of the Board. The Committee met four times during fiscal year 2005. The Board of Directors has adopted a charter for the Committee which is available at www.americanwoodmark.com.

The Nominating and Governance Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating and Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Committee in care of the Office of the Secretary, American Woodmark Corporation, PO Box 1980, Winchester, VA 22604. Correspondence must be received by the Company not less than 150 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders and must include a copy of the candidate’s resume, the candidate’s contact information, and the written consent of the candidate to serve as a Director of the Company. The Nominating and Governance Committee may subsequently request additional information regarding the candidate. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees of the Nominating and Governance Committee.

The Nominating and Governance Committee considers candidate’s recommended by current members of the Board of Directors, members of management, and shareholders. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates. During the Company’s fiscal year 2005, an independent search firm was engaged in identifying Ms. Moerdyk and Mr. Hendrix as candidates.

In its assessment of each candidate, the Nominating and Governance Committee will review the candidate’s judgement, business experience, independence, understanding of the Company’s or other related industries and other factors deemed pertinent in light of the current needs of the Board.

Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics for directors, officers and employees of American Woodmark Corporation. Additionally, the Board has adopted a Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers. Each code sets forth and summarizes certain policies of the Company related to legal compliance and ethical business practices. The codes are intended to comply with the listing standards as set forth by NASDAQ. Any amendments to, or waivers from any provisions that apply to our directors or executive officers, including our Chief Executive Officer, Chief Financial Officer, Controller, and Treasurer, will be promptly posted on our Web site at www.americanwoodmark.com. No amendments or waivers were requested or granted during the year ended April 30, 2005.

You can find links to both Codes of Business Conduct and Ethics at the Company’s Web site www.americanwoodmark.com.

Report of the Audit Committee

The Audit Committee is composed of independent directors as defined by Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with both the Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee reviewed and discussed the requirements of, and the Company’s progress on complying with, Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial accounting.

In reliance on the reviews and discussions referred to above, the Committee has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006.

Kent J. Hussey, Chairperson

Daniel T. Carroll

G. Thomas McKane

Carol B. Moerdyk

June 13, 2005

Compensation of the Board

Non-employee directors receive an annual retainer of $21,250. Directors who are also employees of the Company do not receive any compensation for their membership on the Board. The Company bears the cost of all travel expenses associated with each director’s performance of his or her responsibilities.

In August 2000 shareholders approved the 2000 Non-Employee Directors Stock Option Plan (the “2000 Directors Plan”). The 2000 Directors Plan replaced the 1995 Non-Employee Directors Stock Option Plan which expired August 31, 1999. Each non-employee director automatically receives upon his or her initial election by shareholders to the Board an option to acquire 2,000 shares of common stock under the Company’s 2000 Directors Plan. Each year thereafter, eligible directors are automatically granted an option to acquire an additional 2,000 shares of common stock. The exercise price for each option granted under the 2000 Directors Plan is 100% of the fair market value of common stock on the date of the grant. Options granted under the 2000 Directors Plan have a term of four years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant. During the last fiscal year, Messrs. Brandt, Carroll, Hussey, Davis, McKane, DeFeo, and Ms. Dally were each granted options to purchase 2,000 shares at an exercise price of $33.995 per share.

Each non-employee director is also eligible to participate in the Company’s Shareholder Value Plan for Non-Employee Directors. The plan authorizes the Compensation Committee to grant “award units” to non-employee directors. Each unit awarded under the plan permits its holder to receive a cash payment if the Company’s total shareholder return for a three-year performance period, when expressed as a percentage and compared with the total shareholder return for an index (the “Index”) for that period, falls within a ranking scale between the 50th percentile and the 90th percentile of the companies in the Index. The Index applicable to each award is determined by the Compensation Committee at the time of the initial grant and may be the S&P Household Durables Index, the Russell 2000 Index or any other similar nationally recognized index which the Compensation Committee determines constitutes a group of companies comparable with the Company. Total shareholder return is defined as the increase in the average trading price of a share of common stock during the month in which the three-year performance period ends, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period.

The Compensation Committee granted three award units to each of Messrs. Carroll, DeFeo, McKane, Hussey, Davis, and Ms. Dally for a performance period beginning on September 1, 2004 and ending on August 31, 2007. The Compensation Committee selected the Russell 2000 Index as the Index for comparing total shareholder return for the performance period. The Compensation Committee assigned a value of $500 for each award unit if the Company’s total shareholder return is at the 50th percentile ranking, a value of $3,000 if total shareholder return is at or greater than the 90th percentile ranking and intermediate values for rankings between the 50th and 90th percentiles. Therefore, if the Company’s total shareholder return for the performance period described above equals the 50th percentile of total shareholder return for the Index, the non-employee director will receive a payment of $1,500 (3 X $500) for the three-year performance period. If the Company’s percentile ranking is 91, the participant will receive a payment of $9,000 (3 X $3,000). If the Company’s percentile ranking is below the 50th percentile, no amount will be paid to the non-employee director.

Before any payment may be made, the Compensation Committee must certify the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes the certification.

Payments under the Plan are made as soon as administratively practicable following the last day of the performance period. No payment will be made to a non-employee director if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability, change of control, or liquidation of the Company. If the non-employee director ceases to be a director because of the occurrence of one of the preceding events, the non-employee director will receive a prorated payment. Three award units were previously granted under the plan in 2001 to each of Messrs. Carroll, Hussey, and Ms. Dally. The performance period for these awards ended on August 31, 2004. Because the Company’s total shareholder return for the performance period was greater than the 90th percentile for the Index applicable to the units, each director received a payment of $3,000 for each of their units, for a total payment of $9,000.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation for the Company’s named executive officers for the Company’s last three completed fiscal years. The named executive officers consist of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of April 30, 2005.

		Annual Compensation				Long-Term Compensation
Name & Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)		Awards Securities Underlying Options (#)	Payouts LTIP Payouts (2)		All Other Compensation
James J. Gosa Chairman, President & Chief Executive Officer	2005 2004 2003	$596,154 578,462 522,885	$473,525 531,012 510,818	$9,558 15,269 27,090	(4) (4)	200,000 80,000 80,000	$	— 300,000 300,000	$71,401 96,839 89,635	(3) (3) (3)

Kent B. Guichard Executive Vice President	2005 2004 2003	352,077 297,804 266,530	249,142 262,424 241,340	9,504 — —		45,000 20,000 20,000		— 141,000 132,000	31,199 43,298 33,044	(5) (5) (5)

David L. Blount Senior Vice President	2005 2004 2003	277,069 270,004 245,285	182,442 236,886 215,258	9,494 — 15,704	(7)	20,000 20,000 20,000		— 132,000 126,000	37,494 57,254 51,153	(6) (6) (6)

Ian J. Sole Sr. Vice President, Sales & Marketing	2005 2004 2003	276,969 268,400 241,318	224,858 236,797 219,237	4,353 11,887 10,475	(9) (9)	20,000 20,000 20,000		— 129,000 117,000	19,654 25,275 22,350	(8) (8) (8)

Jonathan H. Wolk Vice President and Chief Financial Officer	2005	96,154	125,000	—		20,000		—	12,682	(10)

(1)	Includes amounts paid in connection with Company-paid spousal travel.

(2)	Amount paid in connection with award units granted to the named executive officer under the Shareholder Value Plan for Employees.

(3)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $4,469, $4,220, $4,121; and Company contributions credited under the Pension Restoration Plan of $66,932, $92,619, and $85,514 for years ending April 30, 2005, 2004, and 2003, respectively.

(4)	Amount includes $6,144, and $18,117, and for discounted cabinet purchases by Mr. Gosa for the years ended April 30, 2004 and 2003, respectively.

(5)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $4,632, $4,220, $4,116; and Company contributions credited under the Pension Restoration Plan of $26,567, $39,078, and $28,928 for years ending April 30, 2005, 2004, and 2003, respectively.

(6)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $4,028, $4,220, and $2,687; and Company contributions credited under the Pension Restoration Plan of $33,466, $53,034, and $48,466 for years ending April 30, 2005, 2004, and 2003, respectively.

(7)	Amount includes $13,333 for discounted cabinet purchases by Mr. Blount for the year ended April 30, 2003.

(8)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $4,414, $1,930, $1,542 for years ending April 30, 2005, 2004, and 2003, respectively; and Company contributions credited under the Pension Restoration Plan of $15,240, $23,345, and $20,808 for the years ending April 30, 2005, 2004, and 2003, respectively.

(9)	Amount includes $2,762 and $756 for discounted cabinet purchases by Mr. Sole for the years ended April 30, 2004 and 2003, respectively.

(10)	Amount includes $7,999 for relocation expenses and $4,683 for COBRA reimbursement.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted to the Company’s named executive officers under the 1999 Stock Option Plan and 2004 Stock Incentive Plan during the fiscal year ended on April 30, 2005.

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
James J. Gosa	80,000 120,000	15.2 22.7	$26.85 30.625	06/15/14 08/20/14	$1,351,200 2,311,200	$3,423,200 5,857,200

Kent B. Guichard	45,000	8.5	26.85	06/15/14	760,050	1,925,550

David L. Blount	20,000	3.8	26.85	06/15/14	337,800	855,800

Ian J. Sole	20,000	3.8	26.85	06/15/14	337,800	855,800

Jonathan H. Wolk	20,000	3.8	42.17	12/13/14	530,400	1,344,200

(1)	The exercise price of each option is 100% of the fair market value of the Company’s common stock on the date of the option grant. Options are exercisable at a rate of 33.33% per year beginning on the first anniversary of the date on which the options were granted. The options must be exercised within ten years from the date of grant, at which time the options expire. If the employee’s employment is terminated for any reason other than death or disability, the employee has three months to exercise that portion of the option that was exercisable as of the date of his or her termination of employment.

(2)	Potential realizable value is calculated using a Black-Scholes model with an expected volatility of 0.506, expected dividend yield of 0.40%, expected life in years of 6.0, and an assumed risk-free rate of return of 4.10%. These amounts do not represent the Company’s estimate or projections of the price of the Company’s stock in the future.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

The following table summarizes stock options exercised during the fiscal year ended April 30, 2005 and presents the values of unexercised options held by the Company’s named executive officers at the end of that fiscal year.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options At FY-End ($) Exercisable / Unexercisable
James J. Gosa	136,000	$3,134,864	382,800/ 320,274	$6,306,100/ 1,155,800

Kent B. Guichard	10,000	$232,800	79,800/ 65,200	1,016,480/ 326,859

David L. Blount	39,999	$854,483	25,847/ 76,869	50,903/ 150,703

Ian J. Sole	30,000	$1,015,200	79,987/ 40,013	938,040/ 201,597

Jonathan H. Wolk.	—	—	0/ 20,000	— / —

Employment Agreements

The Company has entered into employment agreements with the following executives: Messrs. Gosa, Guichard, Blount, and Sole as described below.

Mr. Gosa has an employment agreement with the Company to fulfill the duties of President and Chief Executive Officer. The agreement provides Mr. Gosa a base salary of at least $610,000 per year, subject to annual upward adjustments, as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Company. Further, Mr. Gosa is entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 150% of his then current base salary. The actual amount of the bonus will be related to achievement of certain performance objectives set by the Board of Directors at the beginning of each fiscal year. The initial term of the agreement will end December 31, 2006. The agreement will be extended each subsequent year unless either party to the agreement gives notice on or before November 1st of the preceding year. If during the term of this agreement Mr. Gosa’s employment is terminated without cause (as defined in the agreement), he is entitled to severance pay equal to his base salary for a period of 18 months. Severance will be paid in accordance with the Company’s usual payroll practices for salaried personnel. The agreement provides that Mr. Gosa will not compete with the Company either while he is employed or during the time he receives severance pay. Should the Company undergo a change in control (as defined by the agreement), Mr. Gosa may terminate his employment at any time during the two-year period following the change of control. If Mr. Gosa exercises this right, he will receive a single lump sum equal to 2.99 times the sum of (1) the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of this agreement, and (2) an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of the maximum eligible annual cash bonus for the year of termination. Likewise, if the Company terminates Mr. Gosa’s employment without cause within three months before and two years after a change in control, he will receive the same severance package in a single lump sum. This agreement may not be terminated for 24 months after a change in control. In no event, however, may a severance benefit paid after a change in control exceed the maximum that can be paid without such payment constituting excess parachute payments for purposes of the Internal Revenue Code.

Mr. Guichard has an employment agreement similar to Mr. Gosa’s employment agreement with the following differences. Mr. Guichard fulfills the duties of Executive Vice President. His annual compensation is at least $359,000 per year, subject to annual upward adjustments. Mr. Guichard is entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 120% of his then current base salary.

Messrs. Blount and Sole also have employment agreements similar to Mr. Gosa’s employment agreement, with the following differences. Mr. Blount serves as Senior Vice President, and receives an annual base salary of at least $234,490, subject to annual upward adjustments. Mr. Sole serves as Senior Vice President, Sales and Marketing and receives an annual base salary of at least $230,585, subject to annual upward adjustments. Each is entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 100% of his then current base salary. If during the term of his agreement either Mr. Blount or Mr. Sole is terminated without cause (as defined in their agreements), he will receive severance pay for a period of 12 months. The agreements provide they will not compete with the Company either while they are employed or during the time they receive severance pay. If either Mr. Blount or Mr. Sole terminates his employment for good reason within one year of a change in control, he will be entitled to severance pay in one lump sum. He has good reason to terminate his employment only if: (i) his base salary is reduced, (ii) he is not in good faith considered for a bonus, (iii) he is not in good faith considered for other executive compensation benefits, (iv) his place of employment is relocated to a location further than 50 miles from his current place of employment, or (v) his working conditions or management responsibilities are substantially diminished (other than on account of his disability). This severance package will be equal to two times the sum of (1) the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of this agreement, and (2) an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of the maximum eligible annual cash bonus for the year of termination. Likewise, if the Company terminates either executive’s employment without cause within three months before and one year after a change in control, he will receive the same severance package in a single lump sum.

Long-Term Incentive Plan - Awards in Last Fiscal Year

The following table sets forth information concerning long-term incentives granted to the Company’s named executive officers under the Shareholder Value Plan for Employees (the “Shareholder Value Plan”) during the fiscal year ended April 30, 2005.

	Number of Shareholder Value Plan (SVP) Units Awarded in Fiscal Year	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold	Target	Maximum
James J. Gosa	143	5/1/04 to 4/30/07	$71,500	$278,850	$429,000
Kent B. Guichard	68	5/1/04 to 4/30/07	34,000	132,600	204,000
David L. Blount	53	5/1/04 to 4/30/07	26,500	103,350	159,000
Ian J. Sole	53	5/1/04 to 4/30/07	26,500	103,350	159,000

Each of the units awarded under the Shareholder Value Plan permits its holder to receive a cash payment if the Company’s total shareholder return for the three-year performance period beginning on May 1, 2004 and ending on April 30, 2007, when expressed as a percentage and compared with the total return for the Russell 2000 Index (the “Index”) for that period, falls within a ranking scale between the 50th percentile and 90th percentile of the companies in the Index. Total shareholder return for the Company is defined as the increase in the average trading price of a share of common stock during the month which ends the three-year performance period, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period. The return on the Index is defined as the increase in the average Index value during the month which ends the three-year performance period, divided by the average Index value during the month preceding the first day of the three-year performance period.

The Compensation Committee has assigned a value of $500 for each award unit if the Company’s total shareholder return is at the 50th percentile ranking, a value of $3,000 if total shareholder return is at the 90th percentile ranking and intermediate values for rankings between the 50th and 90th percentiles. Therefore, if a participant has 50 award units and the Company’s total shareholder return is at the 50th percentile, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company’s return is twice the return on the Index, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company’s return is below the 50th percentile, no incentive compensation will be paid to the participant.

Before any payment may be made, the Compensation Committee must certify the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes that certification. The maximum aggregate amount a participant in the Shareholder Value Plan may be paid with respect to the award units listed in the table above is $750,000.

Award unit payments will be made as soon as administratively practicable following the last day of the performance period. No payments will be made to a participant if the participant’s employment terminates before the last day of the performance period for any reason other than death, disability, retirement or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, the participant will receive a prorated payment.

Pension Plan

The Company maintains a non-contributory defined benefit pension plan. The plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on a percentage of a participant’s average compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant’s retirement that produce the highest average compensation, and the participant’s years of credited service. The plan is a continuation of a pension plan that was in effect for former employees of Boise Cascade Corporation. If an employee was a participant in the Boise Cascade plan, his or her benefit under the Company’s plan cannot be less than the benefit he or she would have received under the Boise Cascade plan. The employee’s benefit will be based upon his or her credited service under both the Boise Cascade plan and the Company’s plan. If an employee has seven or more years of credited service under the Boise Cascade plan, part of his or her benefit will be provided by the Boise Cascade plan. The Company’s plan will provide the rest of the total benefit.

The following table illustrates the estimated annual benefits that would be paid on a straight life annuity basis to a participant in the plan who retired at the plan’s normal retirement date (age 65) for various levels of compensation and years of credited service.

	Years of Credited Service
Final Average Annual Compensation	10	20	25	30	35
$200,000	$25,000	$50,000	$62,500	$75,000	$87,500
300,000	37,500	75,000	93,750	112,500	131,250
400,000	50,000	100,000	125,000	150,000	175,000
500,000	62,500	125,000	156,250	187,500	218,750
600,000	75,000	150,000	187,500	225,000	262,500
700,000	87,500	175,000	218,750	262,500	306,250
800,000	100,000	200,000	250,000	300,000	350,000
900,000	112,500	225,000	281,250	337,500	393,750

As of April 30, 2005, the credited years of service for Messrs. Gosa, Blount, Guichard, Sole, and Wolk were 14, 29, 12, 8, and 0, respectively. For determining benefits under the plan, covered compensation for each of these individuals is approximately equal to the sum of the amounts shown in the Summary Compensation Table under the headings “Salary,” “Bonus,” and “LTIP Payouts.”

The Internal Revenue Code limits the total amount of compensation that can be taken into account in computing benefits under the plan, as well as the maximum amount of retirement benefits that may be paid under the plan. These limits are indexed each year, so the ultimate amount of benefit actually paid will depend on the year of retirement. The benefits listed in the table above are not subject to any deductions for social security or other offset amounts. For calendar year 2005, the maximum annual compensation that may be taken into account is $210,000, and the maximum annual benefit that may be paid in the form of a single life annuity is $170,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is responsible for the establishment of policies and procedures governing executive compensation. The Committee is composed entirely of independent directors.

The Compensation Committee periodically performs a comprehensive review of executive compensation with the assistance of independent compensation consultants. This report summarizes the Committee’s executive compensation philosophy and policies for the Company’s last completed fiscal year.

Compensation Philosophy

The Company’s executive compensation program is designed to assist in attracting, motivating, and retaining qualified senior management. The fundamental objective of the compensation program is to support the achievement of the Company’s business objectives and, thereby, the creation of long-term shareholder value. To this end, the Company’s philosophy is that executive compensation policies should be designed to achieve the following objectives:

•	Align the interests of executive management with those of the Company’s shareholders by providing a significant portion of total compensation in common stock or other instruments which derive value in a manner consistent with the return to shareholders;

•	Provide an incentive to executive management by linking a meaningful portion of compensation to the achievement of specific desired results; and

•	Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of the Company by offering competitive total compensation.

The Compensation Committee believes that total return to the shareholder should be a major determinant of long-term executive compensation. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

The Compensation Committee believes base salaries and target incentive compensation for executive management should approximate the averages found in publicly traded peer companies. The Committee further believes a substantial portion of target compensation should be based on Company and individual performance. Actual incentive compensation, therefore, should include elements that result in significant variability based on Company and individual executive performance. Executive management should have an opportunity for superior compensation with superior results. While overall Company performance is emphasized in an effort to encourage and reward teamwork, individual compensation should include some elements which reflect individual responsibilities and contribution. At risk, performance-based compensation averaged approximately 44% of total annual cash compensation paid to the executive group during the fiscal year ended April 30, 2005.

The Compensation Committee also believes executives should have a substantial equity ownership position to provide long-term incentives which closely link executive compensation to the Company’s long-term performance and return to shareholders. Such ownership may be accomplished through direct ownership of shares of common stock, awards of options to acquire common stock and other awards based on the performance of common stock.

Competitive Positioning

The Compensation Committee regularly reviews executive compensation levels to ensure the Company will be able to attract and retain the caliber of executives needed to effectively operate the Company, and the pay for executives is reasonable and appropriate relative to current market practice. In making these evaluations, the Compensation Committee annually reviews the results of surveys of executive salary and incentive levels among peer companies and other durable goods manufacturers of similar size. In addition, the Compensation Committee periodically undertakes an analysis of salaries, annual bonuses, and long-term incentives with the assistance of independent compensation consulting firms.

Components of Executive Compensation

The principal components of the Company’s executive compensation program include base salary, annual cash bonus, long-term incentives, and benefits.

Base Salary. Base salaries for all executives have been competitively established based on salaries paid for like positions in comparable companies. The companies used for comparison of base salaries are not necessarily the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes the Company’s most direct competitors for executive talent are not necessarily all of the companies included in the peer group used to compare shareholder returns. These salaries are reviewed annually to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by an independent consultant, the Compensation Committee believes executive management, as a group, is paid at the average market rate. As is the case with the Company’s overall compensation policies for salaried employees, adjustments to executive base salaries result from a demonstrated increase in skills or from market-driven changes in comparable positions.

Annual Cash Bonus. The purpose of the Company’s annual incentive program is to provide a direct monetary incentive to executives in the form of an annual cash bonus which is tied to the achievement of measurable, predetermined performance objectives. The annual incentive bonus reflects overall Company financial performance. All executive officers are eligible for an annual bonus, with a maximum potential of 100% or 110% of base pay. Senior Vice Presidents of the Company were eligible for a maximum bonus equal to 100% of base pay during the 2005 fiscal year based on net income (70%) and individual performance (30%). The Chief Executive Officer was eligible for a maximum bonus equal to 110% of base pay during the 2005 fiscal year based on net income. No annual incentives are paid below certain predetermined levels of minimal performance.

Long-term Incentives. Long-term incentive compensation involves the use of two types of stock-based awards: stock options and shareholder value units. Both types of awards are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders and, in the case of stock options, to facilitate executives’ accumulation of sustained ownership of Company stock. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual’s level of responsibility and performance. The companies used for comparison of long-term incentives are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

Stock options, as awarded under the 1996 and 1999 Stock Option Plans for Employees, and the 2004 Stock Incentive Plan for Employees, give executives the opportunity to purchase common stock for a term not to exceed ten years and at a price of no less than the fair market value of the common stock on the date of grant. Executives benefit from stock options only to the extent the stock price appreciates after the grant of the option. More information concerning option grants made to the named executive officers during the 2005 fiscal year may be found under the heading “Option Grants in Last Fiscal Year” contained in this Proxy Statement.

Shareholder value units, as awarded under the Shareholder Value Plan for Employees, give executives the opportunity to receive incentive cash payments based on the comparative total return to the shareholders of the Company versus the total returns for a comparable index of peer companies such as the S&P Household Durables Index or the Russell 2000 Index. Executives may be eligible for cash incentives if the Company provides a total return to shareholders that is greater than or equal to the average performance of the index. Additional information concerning Shareholder Value Unit awards may be found under the heading “Long-Term Incentive Plan – Awards in Last Fiscal Year” contained in this Proxy Statement.

Benefits. Benefit programs for executives are designed to provide protection against financial catastrophe that can result from illness, disability, or death. Benefits offered to senior executives are the same as those offered to all employees.

The Company maintains a pension plan for all salaried employees, as described under the heading “Pension Plan” in this Proxy Statement. The Company has also adopted a Pension Restoration Plan. The purpose of this Plan is to restore the level of benefit as defined in the Company’s Pension Plan that may be reduced due to limitations required by the Internal Revenue Service Code. The Plan is a non-qualified, non-contributory plan for a small group of highly compensated employees who are selected for participation in the Plan by the Compensation Committee. Each Plan participant has an account under the Plan to which the Compensation Committee may, in its discretion, credit Company contributions. The amount credited to the accounts of those named executive officers who participated in the Plan in fiscal 2005 is listed under the heading “Summary Compensation Table.” The obligation of the Company to make payments under this Plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company’s insolvency until such benefits are distributed to the Plan participants under the provisions of the Plan.

Compensation of the Chief Executive Officer

The total compensation for the Chief Executive Officer in fiscal 2005 was established in accordance with the policies discussed above in this report. As reported in the Summary Compensation Table, payments to Mr. Gosa under his base salary increased 3.1% during the fiscal year based on Mr. Gosa’s performance in fulfilling his responsibilities as President and Chief Executive Officer, and on the Committee’s assessment of comparable positions in similar companies. Mr. Gosa received an annual cash bonus according to the Plan. Mr. Gosa’s stock option award and stock value unit grants were consistent with the Company’s compensation philosophy, and the target value for these incentives is comparable to like positions at similar companies, as determined by an independent compensation consultant. The companies used for these comparisons are not necessarily the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes the Company’s most direct competitors for Chief Executive Officer talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

Compliance with Section 162(m) of the Internal Revenue Code

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to the Chief Executive Officer and the next four most highly compensated executive officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit.

The 1996 and 1999 Stock Option Plans for Employees, the 2004 Stock Incentive Plan for Employees, and the Shareholder Value Plan for Employees are designed to comply with the requirements of the performance-based compensation exception from the $1.0 million limit. During fiscal 2005, compensation of the Chief Executive Officer and the next four most highly compensated executive officers under these Plans qualified for the performance-based exception to Section 162(m).

Total compensation of the Chief Executive Officer during 2005 from sources that did not qualify for exemption from the deduction limit exceeded $1.0 million. Both the amount of the compensation over $1.0 million and the amount of the tax deduction lost due to the compensation were immaterial.

The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding the loss of material tax deductions in future years.

James G. Davis, Chairperson

Martha M. Dally

Neil P. DeFeo

Daniel T. Hendrix

PERFORMANCE GRAPH

Set forth below is a graph comparing the five-year cumulative shareholder return from investing $100 on May 1, 2000 in American Woodmark Corporation common stock, the Russell 2000 Index, and the S&P Household Durables Index:

CERTAIN TRANSACTIONS

The Company leases its headquarters from Amwood Associates, a partnership including Mr. Brandt and Ms. Stout. The original lease commenced on March 18, 1986 and ended on March 17, 2001. The Company elected to renew this lease in accordance with company policy and procedure which included approval by the Board of Directors for a five-year term which expires in 2006. Current rental payments are $35,606 per month and are subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2005, the Company made aggregate payments under the lease in the amount of $420,000. The rent under the lease was established by an independent appraisal and is on terms the Company believes are at least as favorable to the Company as those that could be obtained from unaffiliated third parties.

STATEMENTS CONCERNING AUDIT SERVICES AND FEES

Changes In Registrant’s Certifying Accountant

On May 19, 2004, the Audit Committee of the Board of Directors of American Woodmark Corporation dismissed Ernst & Young LLP as its independent registered public accounting firm pending completion of its work associated with the audit of financial statements for fiscal year ended April 30, 2004. The dismissal of Ernst & Young LLP was effective on July 14, 2004. On May 19, 2004, the Audit Committee approved the engagement of KPMG LLP as its independent registered public accounting firm to replace the firm of Ernst & Young LLP for the Company’s fiscal year 2005.

The reports of Ernst & Young LLP on the consolidated financial statements of American Woodmark Corporation for the two fiscal years ended April 30, 2004 and April 30, 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of American Woodmark’s financial statements for each of the two fiscal years ended April 30, 2004 and April 30, 2003 and in the subsequent interim periods, there were no disagreements between American Woodmark Corporation and its auditors, Ernst & Young LLP on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in its reports.

American Woodmark Corporation did not consult with KPMG LLP during the two fiscal years ended April 30, 2004 and 2003 or during the subsequent interim periods on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on American Woodmark’s consolidated financial statements.

American Woodmark Corporation provided Ernst & Young LLP with a copy of this disclosure and requested Ernst & Young LLP to furnish American Woodmark with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young LLP agreed with the statements made above by American Woodmark. This letter is attached to the Company’s Form 8-K/A filed July 15, 2004 as Exhibit 16 thereto.

Independent Auditor Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

	2005	2004
Audit Fees	$471,000	$250,000
Audit Related	23,500	25,000
Tax Fees	4,500	20,550
All Other Fees	0	0

	$499,000	$295,550

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q and internal control audit required by Sarbanes/Oxley Section 404 regulation. Audit related fees are for employee benefit plan financial statement audits. Tax fees include tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless a specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm or other firm is engaged. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

ITEM 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP as independent registered public accounting firm to audit the Financial Statements of the Company for fiscal year 2006 and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of KPMG LLP, the Board of Directors will reconsider the selection of the independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Company’s Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2006 (ITEM 2 ON YOUR PROXY CARD).

ITEM 3 – 2005 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Introduction

There will be presented to the annual meeting a proposal that the shareholders approve the 2005 Non-Employee Directors Stock Option Plan (the “2005 Directors Plan”). The 2005 Directors Plan replaces the 2000 Non-Employee Directors Stock Option Plan which terminated on August 31, 2004. The purpose of the 2005 Directors Plan is to attract and retain the services of experienced and qualified non-employee directors of the Company in a way that enhances the identification of those directors’ interest with those interests of the Company’s shareholders. The 2005 Directors Plan is set forth as Appendix B. The following summary of the 2005 Directors Plan is qualified in its entirety by reference to Appendix B.

The number of shares of the Company’s common stock for which options may be granted under the 2005 Directors Plan is limited to 72,000, which is approximately 0.4% of the number of shares outstanding at June 27, 2005. This limit, the option exercise prices and the number of shares subject to outstanding options, will be appropriately adjusted for stock dividends, stock splits, recapitalization, combinations of shares and other changes affecting the Company’s stock. Shares subject to options that expire or terminate without being exercised may again be optioned under the 2005 Directors Plan.

The 2005 Directors Plan provides that, subject to shareholder approval, each non-employee director of the Company will receive an option to purchase 2,000 shares on the date the Plan is approved by shareholders. The exercise price of the options per share will be the average of the highest and lowest reported sale prices per share for the Company’s common stock on The NASDAQ National Market on the date of grant (“fair market value”). In addition, each individual who is not an employee of the Company and who is elected a director after the Plan is approved by shareholders will automatically receive an option to purchase 2,000 shares on the date of his or her election by the shareholders. Each eligible director will automatically receive on each anniversary of his or her first option grant another option to purchase 2,000 shares. Only non-statutory options may be granted under the 2005 Directors Plan. As of June 27, 2005 the fair market value of a share of common stock of the Company was $29.91.

The exercise price for each option granted under the 2005 Directors Plan will be 100% of the fair market value of the Company’s common stock on the date of grant of the option. No consideration will be paid to the Company for the granting of an option. Options granted will have a term of four years and will be exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary. If an optionee ceases to serve as a director of the Company before the option becomes exercisable, the option will terminate on the date of such termination of service as a director. If an optionee ceases to serve as a director of the Company after the option becomes exercisable in whole or in part, the option will terminate three months after the date of termination of the director’s service as a director, or on expiration of the option, whichever is earlier. Options granted under the 2005 Directors Plan are non-transferable other than by will or the laws of descent and distribution upon the death of the optionee and, during the lifetime of the optionee, are exercisable only by him or her. However, an option transferred on account of a director’s death may be exercised by the director’s personal representative during the one year period following his or her death to the extent the option was exercisable as of the date of his or her death.

The 2005 Directors Plan will not become effective until the 2005 Directors Plan is approved by shareholders as proposed herein.

Federal Income Tax Consequences

Under present federal income tax law, no taxable income will result to an outside director upon the grant of an option under the 2005 Directors Plan, nor will there be any tax effect on the Company. Upon the exercise of an option, a director will generally have ordinary income for federal income tax purposes of an amount equal to the difference between the fair market value of the shares purchased and the exercise price of the option. The Company will generally be entitled to a business expense deduction at the time and in the amount that the director has ordinary income with respect to the option.

The foregoing does not purport to be a complete summary of the federal income tax considerations relevant to options granted under the Plan. In addition, the consequences under state, local or foreign law may differ from the consequences under federal income tax law.

Administration

The Board of Directors will administer the 2005 Directors Plan. The 2005 Directors Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors may also terminate the 2005 Directors Plan or modify or amend it in certain respects as set forth in the 2005 Directors Plan. The Plan will terminate automatically on August 31, 2009.

	2005 Directors Plan Benefits
Name	Number of Shares Underlying Initial Automatic Option Grant	Number of Shares Underlying Annual Automatic Option Grant	Exercise Price Per Share of Option Grant ($)
William F. Brandt, Jr.	2,000	2,000	(1)

Daniel T. Carroll	2,000	2,000	(1)

Martha M. Dally	2,000	2,000	(1)

Kent J. Hussey	2,000	2,000	(1)

James G. Davis	2,000	2,000	(1)

G. Thomas McKane	2,000	2,000	(1)

Neil P. DeFeo	2,000	2,000	(1)

Daniel T. Hendrix	2,000	2,000	(1)

Carol B. Moerdyk	2,000	2,000	(1)

1.	The exercise will be the fair market value of the Company’s common stock on the date of grant of the option.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2005 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (ITEM 3 ON THE PROXY CARD).

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

At this time, management does not know of any other business which will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2006 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2006 Annual Meeting and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before March 2, 2006. Proposals should be in compliance with applicable Securities and Exchange Commission regulations. If the Company does not receive notice at its principal offices on or before May 17, 2006 of a shareholder proposal for consideration at the 2006 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have the discretionary voting authority with respect to that proposal. With respect to shareholder proposals that are not included in the proxy statement for the 2006 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2006 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 14, 2005

APPENDIX A

AMERICAN WOODMARK CORPORATION

AUDIT COMMITTEE CHARTER

Organization

The Board of Directors will appoint an Audit Committee consisting of at least three independent Directors of the Board in good standing, designating one member as Chairperson. All members of the Committee, regardless of the total number of members on the Committee, will be independent directors. Members will be considered independent if they satisfy the independence requirements as set forth in the NASDAQ Corporate Governance Listing Standards and Rule 10A-3 of the Exchange Act.

The Board will ensure that each member of the Committee is financially literate, or will become financially literate within a reasonable period of time, and that at least one member qualifies as an “audit committee financial expert” as outlined by SEC rules and regulations. Members will not serve simultaneously on the audit committee of more than three public companies.

The Committee will meet at least quarterly. The minutes of each meeting will be recorded and permanently filed with the Board Secretary. The Committee will meet separately and periodically with management, the internal audit staff and the independent auditor. The Committee will report regularly to the Board of Directors with respect to its activities including any concerns regarding the Company’s internal controls and financial reporting and all payments to the independent auditors.

Purpose

The purpose of the Committee is to:

•	Provide assistance to the Board of Directors in fulfilling their oversight responsibility to current and potential shareholders, the investment community and others relating to: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditors; and (v) the adequacy and competency of the Company’s finance and accounting staff.

•	Prepare the Audit Committee report required to be included in the Company’s annual proxy statement.

The Committee will have the authority to retain and compensate outside legal counsel, accounting experts or other advisors it considers necessary to fulfill the duties and responsibilities as outlined in this Charter.

In fulfilling its purpose, it is the responsibility of the Committee to maintain free and open communication between the Committee and the independent auditors, internal auditors and management of the Company.

Duties and Responsibilities

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for implementing and maintaining internal control over financial reporting.

The independent auditors are responsible for auditing the Company’s financial statements including internal controls over financial reporting and for reviewing the Company’s unaudited interim financial statements.

The principal duties and responsibilities of the Committee are as follows:

•	The Committee will be directly responsible for the selection, compensation, and oversight of the work of the independent auditors. The Committee will resolve disagreements between management and the auditor regarding financial reporting. All material disagreements will be promptly reported to the Board.

•	At least annually, the Committee will review the performance of the internal audit function including the selection, training, evaluation and compensation of the internal audit staff.

•	At least annually, the Committee will obtain and review a report by the independent auditors describing: (i) the audit firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review; (iii) any material issues raised by the most recent peer review of the firm; iv) any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; and (v) all relationships between the independent auditors and the Company in order to assess the auditors’ independence. The Committee will document such actions as deemed appropriate to address any issues raised by the report.

•	After reviewing the foregoing report and the independent auditors’ work throughout the year, the Committee will evaluate the auditors’ qualifications, performance and independence. Such evaluation should include the review and evaluation of the lead partner of the independent auditors and take into account the opinions of management and the Company’s personnel responsible for the internal audit function. The Committee will share the results of the evaluation with the Board at least annually.

•	The Committee will ensure that the lead audit partner and other audit partners serving the account are rotated as required under independence rules.

•	The Committee will pre-approve all audit and non-audit services provided by the independent auditors and will not engage the independent auditors to perform those non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority of non-audit accounting or tax services to the Chairperson of the Audit Committee. The Chairperson must disclose services approved on behalf of the Committee to the full Committee and the Board at the next scheduled meetings.

•	The Committee will discuss, amend as appropriate and approve an annual audit plan for both the internal and independent auditors, including the adequacy of staffing and other expenses.

•	The Committee will regularly review with the independent auditors any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and management’s response. The Committee should review any accounting adjustments that were noted or proposed by the auditors but not recorded by management; any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

•	The Committee will review with management and the internal auditor: (i) significant findings on internal audits during the year and management’s response; (ii) any difficulties the internal audit team encountered in the course or their audits, including any restrictions on the scope of their work or access to required information; (iii) any changes required in the scope of their internal audit; and (iv) the adequacy of the internal auditing budget and staffing.

•	The Committee, or the Chairperson if so designated by the Committee, will review the quarterly financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q.

•	The Committee will review and discuss the annual audited financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent auditors prior to the filing of the Company’s Annual Report on Form 10-K or the annual report to shareholders if distributed prior to the filing of Form 10-K. The Committee’s review of the financial statements will include: (i) major issues regarding accounting principles and financial statement presentations; (ii) significant changes in the company’s selection or application of accounting principles; (iii) major issues as to the adequacy of the company’s internal controls; and (iv) significant judgments made in connection with the preparation of the financial statements. As part of the review, the Committee will consider both the quality of accounting judgments and the clarity of disclosures in the financial statements. The Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under professional standards.

•	The Committee will receive and review a report from the independent auditors, prior to the filing of the Company’s Annual Report on Form 10-K, or the annual report to shareholders if distributed prior to the filing of Form 10-K, on (i) all critical accounting policies and practices of the Company; (ii) all alternative treatments of material financial information under generally accepted accounting principles that have been discussed with management, including the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditors and management.

•	The Committee will request and review all related party transactions and ensure proper disclosure of all such transactions.

•	The Committee will review management’s assessment of the effectiveness of internal controls over financial reporting as of the end of the most recent fiscal year and the independent auditors’ report on management’s assessment.

•	The Committee will discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management of the Company in connection with its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act. In addition, the Committee will discuss with management, the internal auditors, and the independent auditors any significant changes in internal controls over financial reporting that are disclosed, or considered for disclosures, in the Company’s periodic filings with the SEC.

•	The Committee will review the Company’s systems regarding compliance with respect to legal and regulatory requirements and with the Company’s code of conduct.

•	The Committee will discuss the Company’s policies with respect to risk management, including the risk of fraud, and will review actions implemented by management to monitor and control such exposures.

•	The Committee will establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee must approve any employment offer for employees or former employees of the independent auditors that have participated in or held oversight responsibility for any audit or non-audit work related to the Company.

•	The Committee will perform an evaluation of its performance at least annually to determine whether or not it is functioning effectively. The evaluation will include input from the full Board of Directors, management, the internal audit staff and the independent auditors.

•	The Committee will review and reassess the Charter at least annually and will obtain the approval of the Charter from the Board.

•	The Committee will review officer expenses and perquisites, including the use of corporate assets, on an annual basis.

APPENDIX B

AMERICAN WOODMARK CORPORATION

2005 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

PART I. PLAN ADMINISTRATION AND ELIGIBILITY

I.	Purpose

The purpose of this Non-Employee Directors Stock Option Plan (the “Plan”) of American Woodmark Corporation (the “Company”) is to encourage ownership in the Company by non-employee members of the Board of Directors of the Company (the “Board”), in order to promote long-term shareholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company. The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934.

II.	Administration

The Plan shall be administered by the Board. Grants of stock options (“Options”) under the Plan shall be automatic as described in Section VII. However, the Board shall have all powers vested in it by the terms of the Plan, including, without limitation, the authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options under the Plan, to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable and to establish and verify the extent of satisfaction of any conditions to exercisability applicable to Options. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members, except that members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or her or any other member of the Board in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

III.	Eligibility

Each individual who is not an employee of the Company or any subsidiary of the Company and who is a member of the Board shall be eligible to participate in this Plan.

IV.	Stock Subject to the Plan

The maximum number of shares of the Company’s common stock (“Shares”) that may be issued upon exercise of Options granted pursuant to the Plan shall be 72,000, subject to adjustment as provided in Section XI. Shares that have not been issued under the Plan allocable to Options and portions of Options that expire or terminate unexercised may again be subject to a new Option.

PART II. OPTIONS

V.	Non-Statutory Stock Options

All Options granted under the Plan shall be non-statutory in nature and shall not be entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

VI.	Option Exercise Price

The exercise price of each Option shall be the fair market value of the Shares subject to such Option on the date the Option is granted, which shall be the average of the highest and lowest reported sale prices per share of the Shares on The NASDAQ National Market (or if there have been no transactions, the average of the bid and asked prices) on the date of grant.

VII.	Grant of Options

Each Option shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:

A. Option Grant Date. Each director of the Company who meets the eligibility conditions described in Section III on effective date of the Plan (as described in Section XII) shall automatically receive an Option to purchase 2,000 Shares on that date. Each director who is newly elected by the Company’s shareholders after the Plan’s effective date to serve as a director of the Company and who meets the eligibility conditions described in Section III shall automatically receive an Option to purchase 2,000 Shares on the date of such election. Each eligible director shall annually thereafter on the anniversary date of his or her first Option grant automatically receive an Option to purchase 2,000 additional Shares. If any time under the Plan there are not sufficient Shares available to fully permit the automatic Option grants described in this paragraph, the Option grants shall be reduced pro rata (to zero if necessary) so as not to exceed the number of Shares available.

B. Non-Transferability of Options. An Option shall not be transferable by the optionee otherwise than by will, or by the laws of decent and distribution; and an Option shall be exercised during the lifetime of the optionee only by him or her. An Option transferred by will or by the laws of decent and distribution may be exercised by the optionee’s personal representative within one year of the date of the optionee’s death to the extent the optionee could have exercised the Option on the date of his or her death. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

C. Exercise of Options. An Option shall be exercisable as to one-third of the number of Shares on the first anniversary of the date on which it was granted, and as to an additional one-third of the number of Shares on each succeeding anniversary until fully exercisable. No Option may be exercised:

1.	before the Plan is approved by shareholders of the Company;

2.	after the expiration of up to four (4) years from the date the Option is granted as specified by the Board in the optionee’s stock option agreement; provided, however, that each Option shall be subject to termination before its date of expiration as hereinafter provided;

3.	the Board may impose such vesting conditions and other requirements as the Board deems appropriate, and the Board may include such provisions regarding Change of Control as the Board deems appropriate, provided that in no event may the Board include any provisions that would subject the optionee to additional federal income taxation under Section 409A of the Code;

4.	except by written notice to the Company at its principal office, stating the number of Shares the optionee has elected to purchase, accompanied by payment in cash and/or by delivery to the Company of Shares (valued at fair market value on the date of exercise) in the amount of the full Option exercise price for the Shares acquired thereunder; and

5.	only at such time as an optionee is a director of the Company, or within three (3) months after the date the optionee ceases to be a director of the Company, to the extent then exercisable, but subject to the provisions of subsection B above.

VIII.	Modification, Extension and Renewal of Options

The Board shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor, provided that no such action may have the effect of altering or impairing any rights or obligations of any optionee under any Option previously granted without the consent of the optionee, and further provided that no such action may subject the optionee to additional federal income taxation under Section 409A of the Code.

PART III. GENERAL PROVISIONS

IX.	Termination

The Plan shall terminate upon the earlier of:

A. The adoption of a resolution of the Board terminating the Plan; or

B. August 31, 2009.

No termination of the Plan shall materially and adversely affect any of the rights or obligations of any individual under any Option previously granted under the Plan, without his or her consent.

X.	Limitation of Rights

A. No Right to Continue as a Director. In no event shall the Plan, any director’s participation in the Plan, any director’s receipt of an Option under the Plan or any other action taken under the Plan constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any individual as a director for any period of time.

B. No Shareholder’s Rights Under Options. An optionee shall have no rights as a shareholder with respect to Shares covered by his or her Options until the date of exercise of the Option, and, except as provided in Section XI, no adjustment will be made for dividends or other rights for which the record date is prior to the date of such exercise.

XI.	Changes in Capital Structure

In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Shares, the number of Shares that may be issued under the Plan, and the number of Shares subject to, or the Option exercise price per Share under, any outstanding Option, shall be adjusted automatically so that the proportionate interest of the optionee shall be maintained as before the occurrence of such event. Such adjustment in outstanding Options, with a corresponding adjustment in the Option exercise price per Share, shall be made without change in the total Option exercise price applicable to the unexercised portion of the Option, and any such adjustment shall be conclusive and binding for all purposes of the Plan.

XII.	Effective Date of the Plan

The Plan shall be effective on the date of its adoption by the shareholders of the Company.

XIII.	Amendment of the Plan

The Board may suspend or discontinue the Plan or revise or amend the Plan in any respect; provided, however, that without approval of the shareholders no revision or amendment shall increase the number of Shares subject to the Plan (except as provided in Section XI), and further provided that no such action may subject the optionee to additional federal income taxation under Section 409A of the Code.

XIV.	Notice

Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Treasurer of the Company and delivered personally or mailed first class, postage prepaid, to the Company at its principal business address.

XV.	Miscellaneous Provisions

A. Delivery of Shares. The Company shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any part of an Option before (i) the admission of such Shares to listing on any stock exchange or other listing system on which the Company’s common stock may then be listed, (ii) receipt of any required registration or other qualification of such Shares under any state or federal law or regulation that the Company’s counsel may determine is necessary or advisable, and (iii) the Company shall have been advised by counsel that all applicable legal requirements have been complied with.

B. Ratification. By accepting any Option or other benefit under the Plan, each optionee and each individual claiming under or through such optionee shall be conclusively deemed to have given his or her acceptance and ratification of, and consent to, any action taken by the Company or the Board.

AMERICAN WOODMARK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 25, 2005

The undersigned hereby appoints Martha M. Dally and Daniel T. Carroll (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 27, 2005, at the annual meeting of shareholders to be held on August 25, 2005, and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, and 4.

(Continued and to be signed on the reverse side)

Please date, sign and mail your proxy card in the envelope provided back as soon as possible.

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN WOODMARK CORPORATION

August 25, 2005

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE X

1. To elect eleven directors to serve for the ensuing year.

FOR all nominees listed to the right (except as indicated hereon) WITHHOLD AUTHORITY to vote for all nominees listed to the right FOR ALL EXCEPT (See Instructions Below) NOMINEES:

William F. Brandt, Jr.

Daniel T. Carroll

Martha M. Dally

James G. Davis

Neil P. DeFeo

James J. Gosa

Kent B. Guichard

Daniel T. Hendrix

Kent J. Hussey

G. Thomas McKane

Carol B. Moerdyk

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. PROPOSAL TO RATIFY THE SELECTION OF KMPG LLP as independent registered accounting firm of the Company for the fiscal year ending April 30, 2006.

FOR AGAINST ABSTAIN

3. To consider and vote upon the Company’s 2005 Non-Employee Directors Stock Option Plan.

FOR AGAINST ABSTAIN

4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date

Signature of Shareholder Date

Note: Please sign exactly as your name or names appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.